Exhibit 99.2


                                PLEDGE AGREEMENT

     PLEDGE AGREEMENT, dated as of January 18, 2001 (this "Agreement"), by and between Sonus Networks, Inc., a Delaware corporation (the "Parent"), and Anousheh Ansari (the "Pledgor").

                                    RECITALS

     A. Employment Agreements. The Parent, telecom technologies, inc. (the "Company") and the Pledgor have entered into an Employment Agreement dated as of the date hereof (the "AA Employment Agreement") (capitalized terms used herein and not otherwise defined having the same meanings ascribed to them in the AA Employment Agreement). In addition, the Parent, the Company and Hamid Ansari have entered into an Employment Agreement, dated as of the date hereof (the "HA Employment Agreement," and together with the AA Employment Agreement, the "Employment Agreements").

     B. The Pledge. Pursuant to Section 9 of the Employment Agreements, the Pledgor has agreed to secure certain contingent payment obligations that the Pledgor and Hamid Ansari may have to the Parent (the "Damages") by pledging to the Parent 1,365,684 shares (the "Pledged Shares") of common stock, $0.001 par value per share, of the Parent (the "Common Stock"), with the number of Pledged Shares to be reduced as set forth herein, which number of shares has been agreed by the Pledgor and the Company to represent on the date hereof, notwithstanding anything to the contrary contained herein, the number of shares of Common Stock with a "Fair Market Value" equal to $35,000,000 as called for on Exhibit C to the Employment Agreements. In no event shall the Damages payable under the Employment Agreements, either individually or together, be greater than the lesser of $35 million or the Adjusted Damages Amount (as defined in Section 5) in the aggregate.

     NOW,  THEREFORE,  in  consideration  of the premises and for other good and
valuable   consideration,   the  receipt  and   adequacy  of  which  are  hereby
acknowledged, the parties hereto agree as follows:

     1. Effectiveness. This Agreement shall become effective immediately upon the "Effective Time" (the "Effective Time") of the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among the Company, the Parent and, Storm Merger Sub, Inc., a wholly-owned subsidiary of the Parent.

     2. Pledge. (a) As collateral security for the full and timely payment of the principal of the Damages, the Pledgor hereby delivers, deposits, pledges, transfers and assigns to the Company, in form transferable for delivery, and Creates in the Parent a security interest in all the Pledged Shares and all certificates or other instruments or documents evidencing the same now owned by the Pledgor, and, except as set forth in Section 3(a) hereof, all proceeds thereof (collectively worth any securities or property to be delivered to the Pledgor pursuant to Section 3(b) hereof, and any Substitute Collateral delivered pursuant to Section 5 below, the "Pledged Securities").




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     (b) Prior to the  Effective  Time,  the Pledgor shall deliver to the Parent appropriate undated security transfer powers duly executed in blank for the Pledged Securities set forth above and will deliver appropriate undated security transfer powers duly executed in blank for the Pledged Securities to be pledged hereunder from time to time hereafter.

     (c) At the end of each Period (as defined in the AA Employment Agreement), Pledged Securities shall be returned to the Pledgor to the extent the Fair Market Value of the Pledged Securities on the last day of the Period exceeds the Adjusted Damages Amount.

     3. Administration of Security. The following provisions shall govern the administration of the Pledged Securities:

     (a) So long as no Event of Default has occurred and is continuing (as used herein, an "Event of Default" shall mean the Pledgor or Hamid Ansari becoming obligated to make a cash payment to the Parent under Section 9(a) of the respective Employment Agreements and filing to make such cash payment when the same shall be due) the Pledgor shall be entitled to vote the Pledged Securities and to receive and retain all cash and, except as set forth in Section 3(b) below, other distributions thereon and to give consents, waivers and ratifications in respect thereof.

     (b) If, while this Agreement is in effect, the Pledgor shall become entitled to receive or shall receive any certificate representing Common Stock in respect of any stock split, reverse stock split, stock dividend or any distribution in connection with any reclassification, increase or reduction of capital, in each case, with respect to the Pledged Securities, the Pledgor agrees to accept the same as the Parent's agent and to hold the same in trust on behalf of and for the benefit of the Parent and to deliver the same forthwith to the Parent in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate undated security transfer powers duly executed in blank, to be held by the Parent, subject to the terms of this Agreement, as additional collateral security for the Damages.

     (c) The  Pledgor  shall  immediately  upon  request  by the  Parent  and in confirmation of the security interests hereby created, execute and deliver to the Parent such further instruments, deeds, transfers, assurances and agreements, in such form and substance as the Parent shall reasonably request, including any financing statements and amendments thereto, or any other documents, required under Delaware or Texas law and any other applicable law to protect the security interests created hereunder.

     (d) Subject to any sale by the Parent or other disposition by the Parent of the Pledged Securities pursuant to this Agreement, upon the earliest to occur of
(A) the death or Disability of the Pledgor, (B) the termination of the Pledgor's employment (x) by the Parent other than for Cause or (y) by the Pledgor for Good Reason, (C) a Change in Control (as defined in the Contingency Escrow Agreement), (D) January 1, 2003, and (E) payment in cash or other satisfaction by the Pledgor of the maximum amount of Damages that could be due pursuant to
Section 9(a) of the Employment Agreements, all remaining Pledged Securities shall be returned promptly to the Pledgor and this Agreement shall terminate, provided, that the Parent shall not be required to return any Pledged Securities to the Pledgor to the extent that such Pledged Securities


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are the  subject  of a claim by the  Parent  under  Section  9 of  either of the
Employment Agreements under this Pledge Agreement.

     (e) The Parent shall immediately upon request by the Pledgor execute and deliver to the Pledgor such instruments, deeds, transfers, assurances and agreements, in form and substance as the Pledgor shall reasonably request, including the withdrawal or termination of any financing statements and amendments thereto, or any filing, withdrawal, termination or amendment of any other documents, required under Delaware or Texas law and any other applicable law to evidence the termination of the security interest created hereunder and the transfer of possession to the Pledgor with respect to any securities that are required to be returned to the Pledgor in accordance with Section 3(d) hereof

     4. Remedies in Case of an Event of Default. (a) If an Event of Default has occurred and is continuing, the Parent may take ownership (without payment of any consideration) of such number of Pledged Securities as are necessary (based upon the Fair Market Value thereof) to satisfy the unpaid portion of Damages due and payable under Section 9(a) of either of the Employment Agreements by giving written notice to the Pledgor (the "Enforcement Notice"). Effective upon the giving of the Enforcement Notice, and without further action on the part of the parties to this Agreement, the Parent shall be deemed to have taken ownership of such Pledged Securities, and to have disposed of such Pledged Securities for proceeds having a value equal to the Fair Market Value (as defined below) of such Pledged Securities as of such date. The Parent shall be deemed to have applied such proceeds to the payment of any unpaid Damages. Any excess net proceeds from the deemed sale of such Pledged Securities shall be for the Pledgor's account and shall be paid over to the Pledgor in cash no later than three days after the giving of the Enforcement Notice.

     (b) The "Fair Market Value" of the Pledged Securities as of any date for purposes of this Agreement means the product of (i) the number of shares of Pledged Securities on such date multiplied by (ii) the average of the daily closing prices for a share of Common Stock for the five (5) trading days up to and including the day that is two (2) trading days prior to the applicable date (the "Average Closing Price"). The closing price for each day will be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case as reported on NASDAQ, or, if the Common Stock is not listed or admitted to trading on NASDAQ at such time, on the principal securities exchange on which the Common Stock is listed or admitted to trading, as officially reported by such exchange, or, if the Common Stock is not listed or admitted to trading on any securities exchange, the average of the closing bid and asked prices as furnished by any NASDAQ firm as agreed to from time to time by the Parent and the Pledgor for that purpose.

     (c) Section 4(a) sets forth the exclusive remedies of the Parent in respect of the Pledged Securities (but not with respect to an Event of Default in the event the Fair Market Value of the Pledged Securities is less than the Adjusted Damages Amount). The Parent hereby waives (to the extent that such remedy arises solely by virtue of the security interest granted hereunder) any and all other remedies in respect of the collateral that are or may be available to it



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as a secured party under the Delaware Uniform  Commercial Code.  Neither failure nor delay on the part of the Parent to exercise any right, remedy, power or privilege provided for in this Section 4 shall operate as a waiver thereof.

     5. Substitute Collateral. The Pledgor may substitute, in whole or in part, for the Pledged Securities any cash collateral (including a letter of credit) of equal or greater value than the then current contingent Damages, as adjusted from time to time under Section 9(a) of the respective Employment Agreements ("Adjusted Damages Amount") (the "Substitute Collateral"). From and after any such substitution, the Pledged Securities shall be released from this Agreement and the provisions of this Agreement shall apply to the Substitute Collateral to the same extent that such provisions would have applied to the Pledged Securities. Notwithstanding the foregoing, in no event shall Pledgor be entitled to substitute any Substitute Collateral to the extent that, after such substitution, the value of all of the Pledged Securities (including and Substitute Collateral), with any Common Stock being valued at the Fair Market Value of such Common Stock on the date of substitution, is not equal to the lesser of Thirty-Five Million Dollars ($35,000,000) or the Adjusted Damages Amount as of the date of such substitution.

     6. Pledgor's Obligations Not Affected. The obligations of the Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by (a) any subordination, amendment or modification of or addition or supplement to the Employment Agreements or any assignment or transfer of any thereof; (b) any exercise or non-exercise by the Parent of any right, remedy, power or privilege under or in respect of this Agreement, the Employment Agreements or any waiver of any such right, remedy, power or privilege; (c) any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, the Employment Agreements or any assignment or transfer of any thereof; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of the Parent, whether or not the Pledgor shall have notice or knowledge of any of the foregoing; (e) any substitution of collateral pursuant to Section 5 above; or (f) any other act or omission to act or delay of any kind by the Pledgor, the Parent or any other person or any other circumstance whatsoever which might, but for the provisions of this clause (f), constitute a legal and equitable discharge of the Pledgor's obligations hereunder.

     7.  Termination.  Upon the  earliest  to occur of the  events  set forth in
Section 3(d) hereof, this Agreement shall terminate and the Parent shall return to the Pledgor the remaining Pledged Securities as provided in such Section.

     8. Notices. All notices or other communications required or permitted to be given hereunder shall be delivered as provided in the AA Employment Agreement.

     9. Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and nothing herein is intended or shall be construed to give any other person any right, remedy or claim under, to or in respect of this Agreement. No transfer, sale, pledge, hypothecation or other


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disposition of Pledged  Securities by the Pledgor shall be permitted  hereunder, and any such transfer shall be null and void.

     10. Miscellaneous. The Parent and its assigns shall have no obligation in respect of the Pledged Securities, except to hold and dispose of the same in accordance with the terms of this Agreement. Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. This Agreement may be executed simultaneously in several counterparts each of which is an original, but all of which together shall constitute one instrument.

                   Remainder of Page Intentionally Left Blank


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed and delivered on the date first above written.

                              SONUS NETWORKS, INC.

                              By: /s/ Hassan Ahmed
                                ---------------------------------
                                Name:
                                Title:

                                /s/ Anousheh Ansari
                                ---------------------------------
                                ANOUSHEH ANSARI